Dryden Total Return Bond Fund, Inc.
Gateway Center Three
100 Mulberry Street,
Newark, NJ 07102-4077


                                             January 14,
2008

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

     Re:  Rule 24f-2 Notice for Dryden Total Return Bond
Fund, Inc.
          File Nos. 33-55441 and 811-07215_

     On behalf of the Dryden Total Return Bond Fund, Inc., enclosed for filing under the Investment Company Act of 1940 is one copy of the Rule 24f-2 Notice. This document has been filed using the EDGAR system. Should you have any questions, please contact me at (973) 367-7503.

                                   Very truly yours,


                                   /s/ Peter Parrella
                                   Peter Parrella
                                   Assistant Treasurer